FOR IMMEDIATE RELEASE	COMPANY CONTACT: Mike Hershberger
March 1, 2017	Chief Financial Officer
(877) 376 5831 x282
mhershberger@hiiquote.com

Health Insurance Innovations, Inc. Reports Record Fourth Quarter and Fiscal 2016

Financial and Operating Results

Record 2016 Revenue of $184.5 million, up 76% YOY

Record Full Year 2016 Diluted Earnings per Share of $0.57, up 613% YOY

Record Full Year 2016 Adjusted Earnings per Share of $1.12, up 315% YOY

Record Policies in force totaled approximately 290,100, up 49% YOY

Tampa, FL — March 1, 2017 — (GLOBE NEWSWIRE) -- Health Insurance Innovations, Inc. (NASDAQ:HIIQ), a leading developer, distributor, and cloud-based administrator of affordable health insurance and supplemental plans announced financial results for the fourth quarter ended December 31, 2016. The Company will host a live conference call on Thursday, March 2, 2017 at 8:30 A.M. EST.

2016 Consolidated Financial Highlights

●	Revenue was $184.5 million, an increase of 76.2% over $104.7 million in 2015.

●	Total collections from customers, which our industry refers to as premium equivalents, of $311.6 million, an increase of 77.3% over $175.8 million in 2015.

●	Net Income attributable to Health Insurance Innovations, Inc was $4.5 million, compared to $0.6 million in 2015.

●	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $27.8 million, compared to $6.6 million in 2015.

●	GAAP diluted earnings per share was $0.57, compared to $0.08 in 2015.

●	Adjusted earnings per share also referred to as Adjusted Net Income per Share, was $1.12 in 2016 compared to $0.27 in 2015.

2017 Full Year Guidance

For the full year 2017 we expect Revenue to grow 15% to 20% year-over-year ($210 million to $220 million), Adjusted EBITDA to grow 20% to 30% year-over-year ($33 million to $36 million) and Adjusted EPS to grow 20% to 30% ($1.35 to $1.45).

“We are pleased with record revenue and profit in 2016 and that we exceeded our annual revenue and adjusted earnings per share guidance. Sales accelerated in the 2017 open enrollment period, across all our distribution channels. Record policies in force at the end of 2016 – 290,100 policies, is a 49% year-over-year increase,” said Gavin Southwell, HIIQ’s Chief Executive Officer and President.

“We have also invested in our customer service and compliance functions - both by adding resource and technology solutions. These market-leading support functions along with our enhanced use of data and strong carrier relationships, mean we are well positioned for future growth, whilst succeeding in our mission of providing affordable health insurance and related products to the consumer,” said Southwell.

Fourth Quarter 2016 Consolidated Financial Highlights

●	Revenue was $51.4 million, an increase of 53.0% over $33.6 million in the fourth quarter of 2015.

●	Premium Equivalents of $85.3 million, an increase of 53.6% over $55.6 million in the fourth quarter of 2015.

●	Net Income attributable to Health Insurance Innovations, Inc for the fourth quarter was a loss of $0.2 million, compared a profit of $0.2 million in the fourth quarter of 2015.

●	Adjusted EBITDA was $8.9 million, compared to $2.6 million in the fourth quarter of 2015.

●	GAAP diluted earnings per share for the fourth quarter of 2016 was a loss of $0.04, compared to $0.02 of income in the fourth quarter of 2015; One-time items totaling $0.25 impacted Q4 2016 diluted earnings per share.

●	Adjusted earnings per share was $0.35 in the fourth quarter of 2016 compared to $0.10 in the fourth quarter of 2015.

●	Policies in force as of December 31, 2016, totaled approximately 290,100, a 49% increase from 195,100 as of December 31, 2015.

Premium equivalents, adjusted EBITDA, and adjusted EPS are non-GAAP financial measures. See the reconciliations of these measures to their respective most directly comparable GAAP measure below in this press release.

2016 Financial Discussion

2016 revenues of $184.5 million increased 76.2%, compared to 2015, driven by increased policies in force. Policies in force as of December 31, 2016, totaled approximately 290,100, a 49% increase from 195,100 as of December 31, 2015.

Total selling, general and administrative (“SG&A”) expenses were $51.5 million (27.9% of revenues) in 2016, compared to $47.3 million (45.2% of revenues) in 2015. Our core SG&A for the year – total SG&A less marketing leads and advertising, stock compensation and non-recurring costs – as a percentage of revenue was 18.5% in 2016, compared to 31.1% in 2015.

Adjusted EBITDA, calculated as EBITDA adjusted for items that are not part of regular operating activities, including restructuring costs and other non-cash items such as stock-based compensation, was $27.8 million in 2016, compared to $6.6 million in 2015. Adjusted EBITDA as a percentage of revenue was 15.0% in 2016, compared to 6.3% in 2015. EBITDA was $11.7 million in 2016, compared to $2.5 million in 2015.

GAAP diluted earnings per share for 2016 was $0.57, compared to $0.08 in 2015. Adjusted EPS for 2016 was $1.12, compared to $0.27 in 2015.

Cash and cash equivalents totaled $12.2 million at December 31, 2016, an increase of $4.5 million from December 31st 2015.

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Fourth Quarter Financial Discussion

Fourth quarter revenues of $51.4 million increased 53.0%, compared to the fourth quarter of 2015, driven primarily by an increase in policies in force and accelerating sales in the fourth quarter through the ACA open enrollment period.

Total SG&A expenses were $16.0 million (31.1% of revenues) in the fourth quarter of 2016, compared to $15.0 million (44.5% of revenues) in the same period in 2015. During the fourth quarter of 2016, we had a one-time severance expense related to our former President / CEO and our former Chief Operating Officer. The one-time severance was of approximately $2.9 million for the quarter.

Our core SG&A for the quarter – total SG&A less marketing leads and advertising, stock compensation and non-recurring costs – as a percentage of revenue was 16.5% in the fourth quarter of 2016, compared to 25.6% in the fourth quarter of 2015.

Adjusted EBITDA is calculated as EBITDA adjusted for items that are not part of regular operating activities, including restructuring costs, tax receivable adjustments and other non-cash items such as stock-based compensation. Adjusted EBITDA was $8.9 million in the fourth quarter of 2016, compared to $2.6 million in the same period in 2015. Adjusted EBITDA as a percentage of revenue was 17.2% in the fourth quarter of 2016, compared to 7.6% in the same period in 2015. A reconciliation of net income to EBITDA and adjusted EBITDA for the three and twelve months ending December 31, 2016 and 2015 is included within this press release.

EBITDA was negative $4.9 million in the fourth quarter of 2016, compared to negative $0.3 million in the same period in 2015. EBITDA was negatively impacted by several one-time events in the fourth quarter, including severance related to our former President / CEO and former Chief Operating Officer, which had a cumulative impact of approximately $2.9 million. This expense was a combination of cash severance of $1.4 million and stock compensation of $1.5 million. Additionally, we had a one-time non-cash release of our Valuation Allowance related to deferred tax assets. The release was triggered, in part, by the Company’s projections of future taxable income. Due to this release, we recognized a corresponding liability for our Tax Receivable Agreement obligation, resulting in a one-time, non-cash, negative impact of $9.1 million to EBITDA. The cumulative negative impact to EBITDA of these one-time events in the fourth quarter was $12.0 million.

GAAP diluted earnings per share for the fourth quarter was a loss of $0.04, compared to income of $0.02 in the fourth quarter of 2015. GAAP diluted earnings per share was impacted negatively by one-time events in Q4, including severance of our former President / CEO and former Chief Operating Officer which had a cumulative negative impact of $0.12 per diluted share and the release of the Valuation Allowance had a negative impact of $0.13 per diluted share. The impact of the Valuation Allowance release includes an $8.1 million tax benefit which offset the $9.1 million Tax Receivable Agreement accrual. The cumulative impact of these one-time events in the fourth quarter was negative $0.25 per diluted share.

Adjusted EPS for the fourth quarter of 2016 was $0.35, compared to $0.10 in the prior year. The Adjusted EPS excluded both the one-time severance of our former President / CEO and our former Chief Operating Officer and the impact of releasing our Valuation Allowance. Adjusted EPS is a key measure used by management and the investment community to understand and evaluate our core operating performance and trends. A reconciliation of net income to adjusted net income per share is included within this press release.

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The Company makes short-term loans to our distributors, based on actual sales, that we refer to as advanced commissions. These advanced commissions assist our distributors with cost-of-lead acquisition and provide working capital. We recover the loans from future commissions earned on premiums collected over the period in which policies renew. The fourth quarter advanced commission balance of $37.0 million is an increase of $6.3 million from the third quarter of 2016. This increase was driven by accelerating sales by our distributors through the ACA open enrollment period.

Cash and cash equivalents totaled $12.2 million at December 31, 2016, a decrease of $2.1 million from September 30th 2016. We paid down $5.0 million of our bank line of credit in the fourth quarter taking our balance to zero at December 31, 2016.

Regulatory Update

On October 31, 2016, the Internal Revenue Service, the Employee Benefits Security Administration, and the U.S Department of Health and Human Services, collectively “HHS,” published Internal Revenue Bulletin 2016-47 that stated, effective January 1, 2017, all STM plans must terminate no later than December 31, 2017, and effective beginning April 1, 2017, set new limits on STM duration to periods of less than three months but allows for re-applies with the same or different health insurance carrier. The rule also requires notification of non-compliance with the minimum essential coverage standards set forth in the Affordable Care Act.

“We are confident that HIIQ will continue to develop new and innovative products that will meet ever-changing consumer needs. We look forward to working with state and federal insurance regulators to ensure consumers continue to have access to health insurance products that meet their personal and financial needs”, said Gavin Southwell, HIIQ’s Chief Executive Officer and President.

The Company received notification in July 2016 from the Indiana Department of Insurance that a multistate examination had been commenced providing for the review of HCC Life Insurance Company’s (“HCC”) short-term medical plans, Affordable Care Act compliance, marketing, and rate and form filing for all products. As the Company was a distributor of HCC products, the notification indicated that the multistate examination will include a review of the activities of the Company and a review of whether the Company’s practices are in compliance with Indiana insurance law and the similar laws of other states participating in the examination. The Indiana Department of Insurance is serving as the managing participant of the multistate examination. In addition to the multistate examination led by Indiana, we are aware that several other states, including Arkansas, Florida, Kansas, Massachusetts, Montana, Ohio, South Dakota, and Texas are reviewing alleged non-compliance with sales practices, non-compliance with insurance laws, and/or unlicensed sale of insurance by third-party distributor call centers utilized by the Company.

The Company is proactively communicating and cooperating with all applicable regulatory agencies, and has provided a detailed action plan to regulators that summarizes the Company’s newly developed and enhanced compliance and control mechanisms.  It is too early to determine whether any of these regulatory examinations will have a material impact on the Company. Additional information regarding these regulatory matters will be included in the Company’s Annual Report on Form 10-K for the 2016 fiscal year.

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Conference Call and Webcast

The Company will host an earnings conference call on March 2, 2017 at 8:30 A.M. Eastern time. All interested parties can join the call by dialing (877) 407-9039; or (201) 689-8470; the conference ID is 13652666. A webcast of the call may be accessed in the Investor Relations section of Health Insurance Innovations’ website at http://investor.hiiquote.com/events.com. An archive of the call will be available for 30 days through the same website.

About Health Insurance Innovations, Inc. (HIIQ)

HIIQ is a market leader in developing innovative health insurance products that are affordable and meet the needs of health insurance plan shoppers. HIIQ develops insurance products through partnerships with best-in-class insurance companies and markets them via its broad distribution network of licensed insurance agents across the nation, its call center network and its unique online capability. Additional information about HIIQ can be found at HiiQuote.com. HIIQ’s Consumer Division includes AgileHealthInsurance.com, a website for researching, comparing and purchasing short-term health insurance products online and HealthPocket.com, a free website that compares and ranks all health insurance plans, and uses objective data to publish unbiased health insurance market analyses and other consumer advocacy research.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on HIIQ’s current assumptions, expectations and beliefs are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, our ability to integrate our acquisitions, competition, changes and developments in the United States health insurance system and laws, and HIIQ’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HIIQ’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) as well as other documents that may be filed by HIIQ from time to time with the Securities and Exchange Commission, which are available at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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HEALTH INSURANCE INNOVATIONS, INC.

Condensed Consolidated Balance Sheets

($ in thousands, except share and per share data)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$12,214	$7,695
Restricted cash	11,938	7,906
Accounts receivable, net, prepaid expenses and other current assets	2,815	1,778
Advanced commissions, net	37,001	24,531
Income taxes receivable	—	591
Total current assets	63,968	42,501
Property and equipment, net	4,022	2,004
Goodwill	41,076	41,076
Intangible assets, net	7,907	10,061
Deferred tax asset	8,181	—
Other assets	193	142
Total assets	$125,347	$95,784

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$29,680	$17,847
Deferred revenue	430	384
Current portion of contingent acquisition consideration	—	532
Income taxes payable	2,121	—
Due to member	3,282	342
Other current liabilities	126	203
Total current liabilities	35,639	19,308
Revolving line of credit	—	7,500
Deferred tax liability	—	358
Due to member	9,460	406
Other liabilities	170	158
Total liabilities	45,269	27,730
Commitments and contingencies
Stockholders’ equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 8,156,249 and 7,910,085 shares issued as of December 31, 2016 and 2015, respectively; and 8,036,705 and 7,759,092 shares outstanding as of December 31, 2016 and 2015, respectively)	8	8
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 6,841,667 shares issued and outstanding as of December 31, 2016 and 2015, respectively)	7	7
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2016 and 2015, respectively)	—	—
Additional paid-in capital	47,849	44,591
Treasury stock, at cost (119,544 and 150,993 shares as of December 31, 2016 and 2015, respectively)	(1,122)	(1,542)
Retained earnings (accumulated deficit)	1,420	(3,093)
Total Health Insurance Innovations, Inc. stockholders’ equity	48,162	39,971
Noncontrolling interests	31,916	28,083
Total stockholders’ equity	80,078	68,054
Total liabilities and stockholders’ equity	$125,347	$95,784

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HEALTH INSURANCE INNOVATIONS, INC.

Condensed Consolidated Statements of Operations (unaudited)

($ in thousands, except share and per share data)

	Year Ended December 31,
	2016	2015
Revenues (premium equivalents of $311,590 and $175,768 for the years ended December 31, 2016 and 2015, respectively)	$184,516	$104,704
Operating expenses:
Third-party commissions	107,663	53,700
Credit card and ACH fees	3,960	2,287
Selling, general and administrative	51,527	47,324
Depreciation and amortization	3,249	2,954
Total operating expenses	166,399	106,265
Income (loss) from operations	18,117	(1,561)

Other expense (income):
Interest expense (income)	61	(22)
Fair value adjustment to contingent acquisition consideration	15	(1,265)
TRA expense	9,678	361
Other expense (income)	5	(178)
Net income (loss) before income taxes	8,358	(457)
Benefit for income taxes	(4,751)	(1,922)
Net income	13,109	1,465
Net income attributable to noncontrolling interests	8,596	864
Net income attributable to Health Insurance Innovations, Inc.	$4,513	$601

Per share data:
Net income per share attributable to Health Insurance Innovations, Inc.
Basic	$0.59	$0.08
Diluted	$0.57	$0.08
Weighted average Class A common shares outstanding
Basic	7,599,533	7,524,566
Diluted	7,909,235	7,601,789

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Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(unaudited)

($ in thousands)

	Year Ended December 31,
	2016	2015
Net income	$13,109	$1,465
Interest (income) expense	61	(22)
Depreciation and amortization	3,249	2,954
Benefit for income taxes	(4,751)	(1,922)
EBITDA	11,668	2,475
Non-cash stock-based compensation	3,792	1,364
Fair value adjustment to contingent consideration	15	(1,265)
Transaction costs	—	24
Tax receivable agreement liability adjustment	9,678	361
Other non-recurring charges	2,609	3,623
Adjusted EBITDA	$27,762	$6,582

Reconciliation of Net Income to Adjusted Net Income per Share

(unaudited)

($ in thousands except per share data)

	Year Ended December 31,
	2016	2015
Net income	$13,109	$1,465
Interest (income) expense	61	(22)
Amortization	2,154	2,626
Provision (benefit) for income taxes	(4,751)	(1,922)
Non-cash stock-based compensation	3,792	1,364
Fair value adjustment to contingent consideration	15	(1,265)
Transaction costs	—	24
Tax receivable agreement liability adjustment	9,678	361
Other non-recurring charges	2,609	3,623
Adjusted pre-tax income	26,667	6,254
Pro forma income taxes	(10,133)	(2,377)
Adjusted net income	$16,534	$3,877
Total weighted average diluted share count	14,751	14,444
Adjusted net income per share	$1.12	$0.27

(1)	EBITDA is defined as net income before interest expense, income taxes and depreciation and amortization. We have included EBITDA in this report because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA can provide a useful measure for period-to-period comparisons of our business. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

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(2)	To calculate adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, and other non-cash items such as non-cash stock-based compensation. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. We have presented adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

(3)	To calculate adjusted net income, we calculate net income then add back amortization (but not depreciation), interest, tax expense and other items that are not part of regular operating activities, including acquisition costs, restructuring costs, contract termination costs, tax receivable agreement liability adjustments, and other non-cash items such as non-cash stock-based compensation and fair value adjustment to contingent consideration. From adjusted pre-tax net income we apply a pro forma tax expense calculated at an assumed rate of 38%. We believe that when measuring Company and executive performance against the adjusted net income measure, applying a pro forma tax rate better reflects the performance of the Company without regard to the Company’s organizational tax structure. We have included adjusted net income in this report because it is a key performance measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in their evaluation of our company. Other companies may calculate this measure differently than we do. Adjusted net income has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per share as reported under GAAP.

(4)	Adjusted net income per share is computed by dividing adjusted net income by the total number of diluted Class A and Class B shares of our common stock for each period. We have included adjusted net income per share in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income per share has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for earnings per share as reported under GAAP.

Reconciliation of Premium Equivalents to Revenues

(unaudited)

($ in thousands)

	Year Ended December 31,
	2016	2015
Premium equivalents	$311,590	$175,768
Less risk premium	121,436	67,445
Less amounts earned by third party obligors	5,638	3,619
Revenues	$184,516	$104,704

(1)	Premium equivalents is defined as our total collections, including the combination of premiums, fees for discount benefit plans, enrollment fees, and third-party commissions and referral fees. All amounts not paid out as risk premium to carriers or paid out to other third-party obligors are considered to be revenues for financial reporting purposes. We have included premium equivalents in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. This financial measurement is considered a non-GAAP financial measure and is not recognized under generally accepted accounting principles in the United States of America (“GAAP”) and should not be used as, and is not an alternative to, revenues as a measure of our operating performance.

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Summary of selected metrics

(unaudited)

($ in thousands)

	Submitted Applications during Three Months Ended December 31,			Submitted Applications during Year Ended December 31,
	2016	2015	Change (%)	2016	2015	Change (%)
IFP	85,300	69,200	23%	312,500	176,900	77%
Supplemental products	93,600	84,100	11%	312,500	186,700	67%
Total	178,900	153,300	17%	625,000	363,600	72%

	Policies in Force as of December 31,
	2016	2015	Change (%)
IFP	133,600	84,500	58%
Supplemental products	156,500	110,600	42%
Total	290,100	195,100	49%

	Submitted IFP Applications by Channel
	Q4’15	Q1’16	Q2’16	Q3’16	Q4’16
Agile	11,300	23,100	16,000	21,100	22,400
All Others	57,900	72,300	49,000	45,700	62,900
Total	69,200	95,400	65,000	66,800	85,300

	Core SG&A as a Percentage of Revenue
	Q4’15	Q1’16	Q2’16	Q3’16	Q4’16
Total SG&A	$14,964	$11,970	$11,697	$11,853	$16,007
Less: Stock-based compensation	363	486	482	393	2,430
Less: Other non-recurring charges	2,952	119	103	224	2,163
Less: Marketing and Advertising	3,046	2,820	2,449	2,875	2,912
Core SG&A	$8,603	$8,545	$8,663	$8,361	$8,503
% of Revenue	25.6%	20.1%	19.5%	18.1%	16.5%

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Contacts:

Health Insurance Innovations, Inc.:

Michael Hershberger

Chief Financial Officer

(877) 376-5831 ext. 282

mhershberger@hiiquote.com

Investor Contact:

Investor Relations office

(813) 452-5221

IR@hiiquote.com

Media Contact for AgileHealthInsurance.com & HealthPocket.com:

Amy Fletcher

(720) 350-3144

info@afmcommunications.com

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